Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2013 THIRD QUARTER RESULTS

LAS VEGAS, November 6, 2013 - Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the third quarter ended September 30, 2013.

2013 Third Quarter Financial Highlights:

•
On August 13, 2013, Pinnacle completed the acquisition of Ameristar Casinos, Inc., a transaction valued at $2.8 billion including assumed debt. As a result of the transaction, the Company added eight gaming entertainment properties. The Company is divesting the Ameristar Casino Lake Charles development project and Lumiere Place Casino and Hotels pursuant to a Federal Trade Commission ("FTC") consent order, and following the completion of those transactions, the Company will operate a total of 16 properties in nine U.S. states, including 14 casinos and two racetracks.

•
Revenues increased by $162.8 million or 63.6% to $418.9 million, and Consolidated Adjusted EBITDA increased by $37.4 million or 57.5% to $102.6 million. These results include 49 days of contributions from Ameristar, but exclude Lumiere Place Casino and Hotels in all periods presented.

•
Combined Net Revenues and Combined Consolidated Adjusted EBITDA would have been $553.9 million and $140.5 million, respectively, had the results of Ameristar been incorporated for the entire 2013 third quarter instead of the 49 days included in the GAAP results.

•
Both Consolidated Adjusted EBITDA and Combined Consolidated Adjusted EBITDA were negatively affected by a $3.3 million non-recurring increase in legal reserves in the 2013 third quarter. The increase in legal reserves is reflected in Corporate expenses and Other.

•
Loss from continuing operations was $47.1 million versus income of $6.7 million in the prior year period. 2013 third quarter loss from continuing operations included $12.1 million of net write-downs, reserves and recoveries; $63.1 million of pre-opening and development expenses, principally associated with the acquisition, integration and financing of the Ameristar transaction; and a loss on early extinguishment of debt of $30.8 million.

•
GAAP net loss per share was $3.07 versus break-even earnings of $0.00 in the prior year period. 2013 third quarter GAAP net loss per share was additionally affected by a non-cash impairment charge of $144.6 million related to the divestiture of Lumiere Place Casino and Hotels and a benefit of $62.5 million related to a partial release of a valuation allowance applied to the Company's deferred tax asset position. Adjusted income per share, which removes the effect of non-comparable charges and items in both periods, was $0.11 versus $0.30 in the prior year period.

Additional Highlights:

•
In August 2013, the Company completed a private offering of $850 million aggregate principal amount of its 6.375% senior unsecured notes due 2021 and closed a $2.6 billion amended and restated senior secured credit facility. The proceeds from these transactions were used to finance the cash consideration for the acquisition of Ameristar, refinance existing credit facilities, pay related transaction fees and expenses, redeem Pinnacle's existing 8.625% senior notes due 2017 and provide funds for general corporate purposes.

•	The Company completed the divestiture of its land holdings in Atlantic City in August 2013 for cash consideration of $29.5 million.

•
The Company recently announced the re-branding of its redevelopment project at River Downs in Cincinnati, Ohio to Belterra Park Gaming & Entertainment Center. The project budget remains $209 million, excluding license fees, original acquisition costs, and capitalized interest, and is scheduled to open in May 2014.

•
On August 28, 2013, the Company opened a new 200-room hotel at River City in St. Louis, Missouri, which completed an $82 million expansion of the facility that also added a 1,600-space covered parking structure and 14,000-sq. ft. multi-purpose event center.

•	Since the closing of the Ameristar transaction, the Company repaid $74 million of term loans with cash flow from operations and the net proceeds of the Atlantic City land sale.

In the 2013 third quarter, revenues increased by $162.8 million or 63.6% year over year to $418.9 million, while Consolidated Adjusted EBITDA was $102.6 million, an increase of $37.4 million or 57.5% year over year. 2013 third quarter results reflect contributions from the operations of Ameristar for 49 days, but exclude Lumiere Place Casino and Hotels in all periods presented. Lumiere Place Casino and Hotels is reported as a discontinued operation given its impending divestiture. 2013 third quarter Combined Net Revenues and Combined Consolidated Adjusted EBITDA would have been $553.9 million and $140.5 million, respectively, had the results incorporated Ameristar for the entire 2013 third quarter instead of the 49 days included in the GAAP results. Both Consolidated Adjusted EBITDA and Combined Consolidated Adjusted EBITDA were negatively affected by a $3.3 million non-recurring increase in legal reserves, which is reflected in Corporate expenses and Other.

Summary of Third Quarter Results

(in thousands, except per share data)	Three months ended September 30,
	2013	2012
Net revenues	$418,927	$256,152
Consolidated Adjusted EBITDA (1)	$102,570	$65,125
Consolidated Adjusted EBITDA margin (1)	24.5%	25.4%
Operating (loss) income (2)	$(15,190)	$32,690
(Loss) income from continuing operations	$(47,142)	$6,662
(Loss) income from continuing operations margin	(11.3)%	2.6%
GAAP net loss	$(180,406)	$(358)
Diluted net loss per share	$(3.07)	$—
Adjusted income per share (1)	$0.11	$0.30

(1)
For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Combined Net Revenues, Combined Consolidated Adjusted EBITDA and Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(2)
Operating loss in the 2013 third quarter includes $63.1 million in pre-opening and development costs, principally comprised of legal and advisory expenses, severance charges, and other costs and expenses related to the financing and integration of the acquisition of Ameristar, versus $11.5 million in the prior year period, and a $12.1 million net negative impact related to write-downs, reserves and recoveries, principally comprised of a write-down of the gaming license for the Company's Boomtown Bossier City property, versus a net negative impact of $0.1 million in the prior year period.

Significant Items Recorded in the 2013 Third Quarter
In the 2013 third quarter, the Company recorded several items that impacted operating loss, loss from continuing operations, net loss, and applicable respective per share amounts, and affected comparability with the prior year period. These items principally represented the recognition of charges or expenses associated with, or driven by, the acquisition, financing and integration of Ameristar.

	Amount
(in thousands)	of item (1)	Location
Increase in legal reserves	$(3,260)	G&A/Corporate expenses and other
Total effect on Consolidated Adjusted EBITDA	(3,260)
Integration-related severance expense	(17,639)	Pre-opening and development
Ameristar acquisition closing costs and other	(45,447)	Pre-opening and development
Non-cash impairment of Boomtown Bossier City gaming license and other charges	(12,130)	Write-downs, reserves and recoveries, net
Total effect on Operating loss	(78,476)
PNK 8.625% Senior Note redemption costs and other write-offs from early retirement of debt	(30,830)	Loss on early extinguishment of debt
Total effect on Loss from continuing operations	(109,306)
Release of tax valuation allowance (2)	62,458	Income tax (expense) benefit
Impairment of Lumiere Place Casino and Hotels	(144,571)	Discontinued operations
Total effect on GAAP net loss	$(191,419)

(1)	The amount of the items in the table above are shown on a pre-tax basis, except for the tax valuation allowance release which is a discrete tax item.

(2)
Through the acquisition of Ameristar, the Company established a deferred tax liability that allowed for the releasing of a portion of the valuation allowance applied to its deferred tax assets, with the offset being the income tax benefit recorded in the 2013 third quarter.

Operating loss was $15.2 million in the 2013 third quarter versus income of $32.7 million in the prior year period. Loss from continuing operations was $47.1 million in the 2013 third quarter versus income of $6.7 million in the prior year period. Relative to the prior year period, loss from continuing operations was negatively affected by $12.1 million of net write-downs, reserves and recoveries; $63.1 million of pre-opening and development expenses, principally associated with the financing and integration of the Ameristar acquisition; a loss on early extinguishment of debt of $30.8 million related to the refinancing of the Company's 8.625% Senior Notes due 2017; higher interest expense as a result of additional debt incurred to finance the Ameristar acquisition; the $3.3 million addition to legal reserves; and due to the Company no longer capitalizing interest on its investment in L’Auberge Baton Rouge effective with the property’s opening in September 2012.

GAAP net loss per share was $3.07 in the 2013 third quarter versus break-even earnings of $0.00 in the prior year period. GAAP net loss per share was additionally affected by a $144.6 million non-cash impairment charge related to Lumiere Place Casino and Hotels and a benefit of $62.5 million related to a partial release of a valuation allowance applied to the Company's deferred tax asset position. Adjusted income per share, which removes the effect of non-comparable items and charges in both periods, was $0.11 in the 2013 third quarter versus $0.30 in the prior year period.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, “Since completing the acquisition of Ameristar on August 13th, we have made significant progress in merging these two great companies into one of the largest gaming entertainment portfolios in the U.S. We now have significantly enhanced scale, distribution, and diversification, and are focused on maximizing the synergies between the two companies and the cash flow produced by this fortified platform of gaming properties.

“We are pleased with how smoothly our merger with Ameristar has gone thus far. The cultural similarities and motivated team members have been catalysts for rapid progress in achieving our integration objectives. With only 49 days of integration work, we estimate we have implemented changes that will drive over $20 million of recurring annual cost savings, or approximately half of the $40 million synergy target we indicated when announcing this transaction late last year. With the progress we made during the third quarter and continued implementation of our integration plan in the fourth quarter, we are confident we will meaningfully exceed that $40 million synergy level over time. We are also more confident than ever we will create significant value for our shareholders, team members and guests through the merger of these two great companies,” concluded Mr. Sanfilippo.

Changes to Segment Reporting Format
The Company made changes to its reportable segment disclosures beginning in the 2013 third quarter. The new reportable segments align the Company’s external financial reporting segments with its new internal operating segments, which are based on its organizational structure, operating decisions, and performance assessment. The Company’s reportable segments are comprised of the following:

The Company’s South segment consist of the financial results for the following properties: Ameristar Vicksburg, Boomtown Bossier City, Boomtown New Orleans, L’Auberge Baton Rouge, and L’Auberge Lake Charles.

The Company’s Midwest segment consist of the financial results for the following properties: Ameristar Council Bluffs, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Belterra Casino Resort & Spa, Belterra Park Gaming & Entertainment Center (formerly River Downs) and River City. Lumiere Place Casino and Hotels is accounted for as a discontinued operation beginning in the 2013 third quarter and is not incorporated in the Midwest segment’s results.

The Company’s West segment consist of the financial results for the following properties: Ameristar Black Hawk, Cactus Pete’s and the Horseshu.

Corporate expenses and Other are disclosed separately from the results of the South, Midwest, and West reportable segments. Other operations consist of the management of Retama Park and the Heartland Poker Tour.

Change to Corporate Expense Accounting Methodology
Beginning in the 2013 third quarter, the Company changed the methodology it uses to allocate corporate expenses to its reportable segments. Historically, Pinnacle allocated direct and some indirect expenses incurred at the corporate headquarters to each property. Expenses incurred at the corporate headquarters that were related to property operations, but not directly attributable to a specific property, were allocated, typically on a pro rata basis, to each property. Only the remaining corporate expenses that were not related to an operating property were retained in the Corporate expense category and disclosed separately from the segment financial information.

In the 2013 third quarter, only corporate expenses that are directly attributable to a property were allocated to each applicable property (and rolled up into the respective reportable segments). All other corporate expenses were retained in the Corporate expenses and Other category and disclosed separately from the reportable segment financial information. This methodology is generally consistent with the reporting methodology utilized by the recently-acquired Ameristar. The change of corporate expense accounting methodology affects segment Adjusted EBITDA, but has no impact on Consolidated Adjusted EBITDA.

Divestiture Update
On August 16, 2013, the Company entered into a definitive agreement to divest Lumiere Place Casino and Hotels to Tropicana Entertainment for cash consideration of $260 million. The divestiture of Lumiere Place Casino and Hotels is being executed pursuant to a FTC consent order and is expected to be completed in the first half of 2014. Lumiere Place Casino and Hotels were accounted for as a discontinued operation beginning in the 2013 third quarter. The Company recorded a non-cash impairment charge of $144.6 million related to Lumiere Place Casino and Hotels in the 2013 third quarter.

On July 24, 2013, the Company entered into a definitive agreement to divest the Ameristar Casino Lake Charles development project to Golden Nugget. Under the terms of the agreement, Golden Nugget will pay total consideration equal to all cash expenditures on the development up until the date of closing, and the assumption of all outstanding payables related to the project at that time, less a $37 million credit. Golden Nugget will fund and complete the development project following the closing of the transaction. The divestiture of the Ameristar Casino Lake Charles development project is being executed pursuant to a FTC consent order, and is expected to be completed by the end of 2013.

2013 Third Quarter Operational Overview

South Segment
In the South segment, revenues increased by $31.9 million or 19.9% year over year to $192.2 million in the 2013 third quarter. Adjusted EBITDA increased by $11.5 million or 25.5% to $56.5 million. Adjusted EBITDA margins were 29.4%, an increase of 132 basis points year over year. The addition of an Ameristar property contributed $13.8 million of net revenues for the 49 days of the 2013 third quarter it was incorporated into the South segment results.

In the 2013 third quarter, L'Auberge Lake Charles produced strong revenue and cash flow performance, Boomtown New Orleans saw continued operational improvement from cost containment initiatives and L'Auberge Baton Rouge continued to ramp up its revenue and margin performance. Boomtown Bossier was impacted by the addition of a new competitor in the Bossier City/Shreveport gaming marketing in June 2013, which negatively affected segment financial performance.

Midwest Segment
In the Midwest segment, revenues increased by $99 million or 103.5% year over year to $194.5 million in the 2013 third quarter. Adjusted EBITDA increased by $29.4 million or 113.3% to $55.3 million. Adjusted EBITDA margins were 28.4%, an increase of 130 basis points year over year. Ameristar properties contributed $106.3 million of net revenue for the 49 days of the 2013 third quarter they were incorporated into the Midwest segment results.

In the 2013 third quarter, Midwest segment results were negatively affected by a challenging revenue environment in the St. Louis gaming market, which impacted the operating performance of both River City and Ameristar St. Charles. In addition, Belterra experienced year over year declines in its key metrics as a result of a new competitor in Cincinnati, Ohio ramping up its operations. The new facility opened in March 2013.

West Segment
West segment revenues were $30.3 million in the 2013 third quarter, and Adjusted EBITDA was $10.6 million. Segment Adjusted EBITDA margins were 35%. Ameristar properties comprised 100% of total West segment revenues in the 2013 third quarter. Severe weather and flooding constrained visitation to Ameristar Black Hawk in September 2013, which negatively affected the property's operating performance and West segment results.

Corporate expenses and Other
Corporate expenses and Other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, increased by $14.0 million year over year to $19.8 million in the 2013 third quarter. The increase in corporate overhead expenses in the 2013 third quarter was driven by the acquisition of Ameristar, the $3.3 million addition to legal reserves, and due to the change in allocation methodology for corporate expenses described above.

Ameristar Transaction Financing, Balance Sheet Strategy, and Operating Trends
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, “We are very pleased to have the acquisition of Ameristar Casinos completed. In July, we priced $850 million in senior unsecured notes at 6.375%, and in August, we closed a $2.6 billion credit facility. With the proceeds of these transactions, we financed the acquisition of Ameristar and redeemed Pinnacle's 8.625% senior notes. The net effect of these financing transactions, and the positive benefits of the Ameristar acquisition on the combined company's credit profile, is a reduction in our debt cost of capital of over 200 basis points.

"As we move forward, our top priorities are maximizing the synergies and cash flows produced by this larger, more diverse casino property portfolio, as well as reducing our leverage. We have already demonstrated this commitment and made progress toward this objective with the repayment of $74 million of term loans since the closing of the Ameristar transaction.

"Overall, operating trends were generally soft during the 2013 third quarter. The revenue environment was challenging across all of the Company's key markets due primarily to macroeconomic weakness, and in some isolated instances, an increase in the number of competing gaming facilities. In response to this, we began making adjustments to operating and marketing expense levels of our properties in the third quarter, and will address any persistent revenue softness with continued expense reductions over time. Beyond these normal course operating and marketing expense refinements, the Company expects synergies and cost efficiencies from the acquisition and integration of the operations of Ameristar to provide additional support and to offset the impact of revenue softness on the cash flow produced by our properties," concluded Mr. Ruisanchez.

Liquidity and Capital Expenditures
At September 30, 2013, the Company had approximately $196.7 million in cash and cash equivalents. As of September 30, 2013, $379.6 million was drawn on the Company’s $1.0 billion revolving credit facility and approximately $9 million of letters of credit were outstanding. Total debt at the end of the 2013 third quarter was approximately $4.5 billion. Since the closing of the Ameristar transaction, the Company repaid $74 million of term loans with cash flow from operations and the net proceeds from the Atlantic City land sale.

Capital expenditures totaled approximately $82 million during the 2013 third quarter. In the 2013 third quarter, cash expenditures totaled $8.1 million for the River City expansion, $24 million for the Belterra Park redevelopment project, and $29.9 million for the Ameristar Lake Charles development project. Excluding land and capitalized interest costs, the Company has incurred approximately $77.8 million of the

$82 million budget for the River City expansion project and $55 million of the $209 million budget for the Belterra Park redevelopment. Through September 30, 2013, total capital of $260.5 million was invested in the Ameristar Casino Lake Charles project, including the original purchase price, capital expenditures and escrow deposits.

Interest Expense
Gross interest expense before capitalized interest was $49.7 million in the 2013 third quarter, compared to $29.2 million in the prior year period. The increase in gross interest expense is attributable to the additional debt incurred to fund the Company's acquisition of Ameristar and other development projects.

Capitalized interest in the 2013 third quarter was $1.0 million versus $6.0 million in the prior year period. The decrease in capitalized interest in the 2013 third quarter is attributable to the Company ceasing interest expense capitalization on L’Auberge Baton Rouge in August 2012 and on its investment in Asian Coast Development Ltd. at the end of the 2012 fourth quarter. In the 2013 third quarter, the Company capitalized interest expense on its expenditures related to the River City expansion, the Belterra Park redevelopment project and on expenditures related to the Ameristar Casino Lake Charles development project. The Company ceased capitalizing interest on the River City expansion at the end of August 2013.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Wednesday, November 6, 2013, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2013 third quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 80602681. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Combined net revenues, Combined Consolidated Adjusted EBITDA, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, impairment of equity method investment, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income (loss) from equity method investment, non-controlling interest and discontinued operations and adjustment for taxes on such items. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of

Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDA is a useful measure for investors because it is an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry.  Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

The Company defines Combined Net Revenues as revenues less corporate and other of Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc. assuming that Ameristar Casinos, Inc. was a part of Pinnacle Entertainment, Inc. from July 1, 2013 through August 12, 2013. The Company defines Combined Consolidated Adjusted EBITDA as Consolidated Adjusted EBITDA (as defined above) of Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc. assuming that Ameristar Casinos, Inc. was a part of Pinnacle Entertainment, Inc. from July 1, 2013 through August 12, 2013.

Combined Net Revenues and Combined Consolidated Adjusted EBITDA are being presently solely as supplemental disclosure, as these are methods that management reviews and uses to analyze the performance of its business and to compare operating results between accounting periods. Management believes that Combined Net Revenues and Combined Consolidated Adjusted EBITDA are useful to investors because they are indicators of the strength and performance of the ongoing business and for evaluating the historical results of Ameristar Casinos, Inc. and Pinnacle Entertainment, Inc. on a combined basis assuming Ameristar Casinos, Inc. was a part of the Company for the entire third quarter of 2013.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Adjusted net income (loss), Adjusted income (loss) per share, Combined net revenues and Combined Consolidated Adjusted EBITDA are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached

“supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net (loss) income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share, a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin, a reconciliation of Combined Net Revenues to GAAP net revenues and a reconciliation of Combined Consolidated Adjusted EBITDA to Income (loss) from continuing operations.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments
The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, inter-company management fees, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 14 casinos, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri and Nevada. In addition, Pinnacle is redeveloping Belterra Park in Cincinnati, Ohio into a gaming and entertainment center and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

All statements included in this press release, other than historical information or statements of historical fact, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the timing and completion of the divestitures required by the Federal Trade Commission ("Commission") in connection with the Ameristar acquisition; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness, including in connection the divestitures; the expected synergies, cost savings and benefits of the Ameristar transaction, including the expected accretive effect of the transaction on the Company’s financial results and profit; the anticipated benefits of geographic diversity that would result from the Ameristar transaction and the expected results of Ameristar’s gaming properties, prospective performance and opportunities; the budgets, completion and opening schedules of the Company’s various projects; the facilities, features and amenities of the Company’s various projects; the ability of the Company to sell or otherwise dispose of discontinued operations, and the Company's anticipated future capital expenditures; are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company's business may be sensitive to reductions in consumers' discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company's business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company's markets could adversely affect the Company's revenues and profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the Belterra Park project and the Bowmtown New Orleans hotel project; (e) the ability and timing to complete the dispositions proposed as part of the effort to reach a resolution with the Commission; (f) the ability and timing to obtain required regulatory approvals in connection with the dispositions; (g) the ability and timing of the Company to achieve the expected synergies, cost savings, and other benefits of the Ameristar transaction may be affected by many factors, including our ability to successfully integrate the two companies and reduce costs and expenses; (h) the Company's ability to obtain future financings on the terms expected, or at all; (i) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (j) other risks, including those as may be detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect the Company's financial results and business, review the Company's filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Revenues:
Gaming	$371,624	$225,667	$847,650	$663,995
Food and beverage	22,692	14,623	50,228	40,026
Lodging	9,677	6,170	20,509	16,913
Retail, entertainment and other	14,934	9,692	34,414	27,138
Total revenues	418,927	256,152	952,801	748,072
Expenses and other costs:
Gaming	203,599	124,639	474,432	366,126
Food and beverage	19,858	12,649	43,807	34,731
Lodging	3,981	3,231	10,130	8,367
Retail, entertainment and other	7,416	6,005	16,744	15,905
General and administrative	84,519	46,303	185,758	136,014
Depreciation and amortization	39,528	19,058	85,183	54,502
Pre-opening and development costs	63,086	11,516	87,851	18,444
Write-downs, reserves and recoveries, net	12,130	61	14,259	201
Total expenses and other costs	434,117	223,462	918,164	634,290
Operating (loss) income	(15,190)	32,690	34,637	113,782
Interest expense, net	(48,500)	(22,960)	(105,420)	(67,346)
Loss on early extinguishment of debt	(30,830)	—	(30,830)	(20,718)
Loss from equity method investments	—	(1,367)	(92,181)	(4,206)
(Loss) income from continuing operations before income taxes	(94,520)	8,363	(193,794)	21,512
Income tax benefit (expense)	47,378	(1,701)	51,766	(3,674)
(Loss) income from continuing operations	(47,142)	6,662	(142,028)	17,838
Loss from discontinued operations, net of income taxes	(133,275)	(7,020)	(128,887)	(7,247)
Net (loss) income	(180,417)	(358)	(270,915)	10,591
Net loss attributable to non-controlling interest	(11)	—	(36)	—
Net (loss) income attributable to Pinnacle Entertainment, Inc.	$(180,406)	$(358)	$(270,879)	$10,591
Net (loss) income per common share—basic
(Loss) income from continuing operations	$(0.80)	$0.11	$(2.43)	$0.29
Loss from discontinued operations, net of income taxes	(2.27)	(0.11)	(2.20)	(0.12)
Net (loss) income per common share—basic	$(3.07)	$—	$(4.63)	$0.17
Net (loss) income per common share—diluted
(Loss) income from continuing operations	$(0.80)	$0.11	$(2.43)	$0.29
Loss from discontinued operations, net of income taxes	(2.27)	(0.11)	(2.20)	(0.12)
Net (loss) income per common share—diluted	$(3.07)	$—	$(4.63)	$0.17

Number of shares—basic	58,777	61,560	58,548	62,095
Number of shares—diluted	58,777	62,027	58,548	62,498

1

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$196,745	$94,800
Other assets, including restricted cash	1,612,858	268,482
Land, buildings, vessels and equipment, net	3,026,638	1,285,871
Assets of discontinued operations held for sale	508,104	459,841
Total assets	$5,344,345	$2,108,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities, other than long-term debt	$574,186	$199,947
Long-term debt, including current portion	4,495,691	1,440,501
Liabilities of discontinued operations held for sale	69,482	21,429
Total liabilities	5,139,359	1,661,877
Total stockholders' equity	204,986	447,117
Total liabilities and stockholders' equity	$5,344,345	$2,108,994

2

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to (Loss) Income from Continuing Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to (Loss) Income from Continuing Operations Margin
(In thousands, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Revenues:
South (a)	$192,223	$160,361	$549,816	$465,712
Midwest (b)	194,528	95,573	368,717	282,082
West (c)	30,288	—	30,288	—
Total Segment Revenues	417,039	255,934	948,821	747,794
Corporate and Other (d)	1,888	218	3,980	278
Total Revenues	$418,927	$256,152	$952,801	$748,072

Adjusted EBITDA (e):
South (a)	$56,483	$45,002	$150,361	$136,613
Midwest (b)	55,267	25,914	100,426	73,359
West (c)	10,609	—	10,609	—
Segment Adjusted EBITDA	122,359	70,916	261,396	209,972
Corporate expenses and Other (d)	(19,789)	(5,791)	(31,201)	(16,142)
Consolidated Adjusted EBITDA (e)	$102,570	$65,125	$230,195	$193,830

Other benefits (costs):
Depreciation and amortization	$(39,528)	$(19,058)	$(85,183)	$(54,502)
Pre-opening and development costs	(63,086)	(11,516)	(87,851)	(18,444)
Non-cash share-based compensation expense	(3,016)	(1,800)	(8,265)	(6,901)
Write-downs, reserves and recoveries, net	(12,130)	(61)	(14,259)	(201)
Interest expense, net	(48,500)	(22,960)	(105,420)	(67,346)
Loss from equity method investment	—	(1,367)	(92,181)	(4,206)
Loss on early extinguishment of debt	(30,830)	—	(30,830)	(20,718)
Income tax (expense) benefit	47,378	(1,701)	51,766	(3,674)
(Loss) income from continuing operations	$(47,142)	$6,662	$(142,028)	$17,838
Consolidated Adjusted EBITDA margin % (e)	24.5%	25.4%	24.2%	25.9%
(Loss) income from Continuing Operations margin %	(11.3)%	2.6%	(14.9)%	2.4%

(a)	South segment includes: Ameristar Vicksburg, Boomtown Bossier City, Boomtown New Orleans, L’Auberge Baton Rouge, and L’Auberge Lake Charles.

(b)
Midwest segment includes: Ameristar Council Bluffs, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Belterra Casino Resort & Spa, Belterra Park (formerly River Downs) and River City.

(c)	West segment includes Ameristar Black Hawk, Cactus Pete's and the Horseshu.

(d)
Corporate expenses and Other includes corporate expenses, as well as the results of Heartland Poker Tour and from the management of Retama Park Racetrack. Corporate expenses and Other for the three months ended September 30, 2013 reflect a new corporate expense allocation methodology. The historical periods have not been recast to reflect the change of corporate expense allocation methodology.

(e)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net (Loss) Income to Adjusted Net Income
and GAAP Net (Loss) Income Per Share to Adjusted Income Per Share
(In thousands, except per share amounts, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
GAAP net (loss) income	$(180,406)	$(358)	$(270,879)	$10,591
Pre-opening and development costs	63,086	11,516	87,851	18,444
Write-downs, reserves and recoveries, net	12,130	61	14,259	201
Impairment of equity method investment	—	—	92,181	—
Loss on early extinguishment of debt	30,830	—	30,830	20,718
Addition to legal reserves	3,260	—	3,260	—
Adjustment for income taxes	(55,810)	426	(62,132)	(587)
Loss from discontinued operations, net of income taxes	133,275	7,020	128,887	7,247
Adjusted net income (a)	$6,365	$18,665	$24,257	$56,614

GAAP net (loss) income per share	$(3.07)	$(0.01)	$(4.63)	$0.17
Pre-opening and development costs	1.07	0.19	1.50	0.30
Write-downs, reserves and recoveries, net	0.21	—	0.24	—
Impairment of equity method investment	—	—	1.57	—
Loss on early extinguishment of debt	0.52	—	0.53	0.33
Addition to legal reserves	0.06	—	0.06	—
Adjustment for income taxes	(0.95)	0.01	(1.06)	(0.01)
Loss from discontinued operations, net of income taxes	2.27	0.11	2.20	0.12
Adjusted income per share (a)	$0.11	$0.30	$0.41	$0.91
Number of shares—diluted	58,777	62,027	58,548	62,498

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

4

2013 Third Quarter Supplemental Financial Information
Although Pinnacle Entertainment did not own Ameristar Casinos, Inc. for the entire three month period ending September 30, 2013, the Company believes the financial data provided below is useful to investors to assess the value this transaction brings to the Company and its stakeholders.

The following unaudited condensed combined financial information for the three months ended September 30, 2013 shows the Company's reported results for the 2013 third quarter, the results of Ameristar Casinos stand alone operations for the predecessor period of July 1, 2013 through August 12, 2013, and the combined Company financial information as if the acquisition of Ameristar was completed on July 1, 2013.

Pinnacle Entertainment, Inc.
Supplemental Information
Combined Net Revenue and Combined Consolidated Adjusted EBITDA Including the Ameristar Predecessor Period
for the Three Months Ending September 30, 2013
(In thousands, unaudited)

	Successor	Predecessor
	Pinnacle Entertainment, Inc. As Reported	Ameristar Casinos, Inc.	Combined (b)

	July 1, 2013 through September 30, 2013	July 1, 2013 through August 12, 2013	July 1, 2013 through September 30, 2013
Net Revenues:
South	$192,223	$13,040	$205,263
Midwest	194,528	94,279	288,807
West	30,288	27,621	57,909
Total Segment Revenues	417,039	134,940	551,979
Corporate and Other	1,888	—	1,888
Total Revenues (b)	$418,927	$134,940	$553,867

Adjusted EBITDA:
South	$56,483	$5,641	$62,124
Midwest	55,267	30,658	85,925
West	10,609	9,690	20,299
Segment Adjusted EBITDA	122,359	45,989	168,348
Corporate Expenses and Other (a)	(19,789)	(8,040)	(27,829)
Consolidated Adjusted EBITDA (b)	$102,570	$37,949	$140,519

(a)
Ameristar predecessor period corporate expenses include all costs of the legacy Company's corporate operations, a portion of which were subsequently eliminated through the integration process that followed the completion of the merger on August 13, 2013.

(b)	See discussion of Non-GAAP financial measures for a detailed description of Consolidated Adjusted EBITDA, Combined Net Revenues and Combined Consolidated Adjusted EBITDA.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of Combined Consolidated Adjusted EBITDA Including the Ameristar Predecessor Period
to Loss from Continuing Operations
(In thousands, unaudited)

Combined
For the three months ended September 30, 2013
As if acquisition was completed on July 1, 2013
Combined Consolidated Adjusted EBITDA (a)	$140,519

Ameristar July 1, 2013 through August 12, 2013 predecessor period Adj. EBITDA	(37,949)
Depreciation and amortization	(39,528)
Pre-opening and development costs	(63,086)
Non-cash share-based compensation expense	(3,016)
Write-downs, reserves and recoveries, net	(12,130)
Interest expense, net	(48,500)
Loss on early extinguishment of debt	(30,830)
Income tax benefit	47,378
Loss from continuing operations	$(47,142)

(a)	See discussion of Non-GAAP financial measures for a detailed description of Consolidated Adjusted EBITDA, Combined Net Revenues and Combined Consolidated Adjusted EBITDA.

6